Exhibit 99.15

CanWest Media Inc.

OFFER TO EXCHANGE

SERIES A 8% SENIOR SUBORDINATED NOTES DUE 2012

FOR

REGISTERED

SERIES B 8% SENIOR SUBORDINATED NOTES DUE 2012

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON •, 2005, UNLESS EXTENDED.

•, 2005

To Our Clients:

Enclosed for your consideration is the Prospectus (the “Prospectus”) and a form of Letter of Transmittal relating to the offer by CanWest Media Inc. to exchange its registered Series B 8% Senior Subordinated Notes due 2012 (the “Exchange Notes”) for any and all of its outstanding Series A 8% Senior Subordinated Notes due 2012 (the “Initial Notes”) (CUSIP Nos. 885797AA8, C8853RAA6). Terms used herein and defined in the Prospectus are used herein as so defined.

This material is being forwarded to you as the beneficial owner of Initial Notes held by us for your account but not registered in your name. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Initial Notes held by us for your account. A tender of such Initial Notes may be made only by us as the Holder and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender the Initial Notes held by us for your account. If you wish to have us tender your Initial Notes pursuant to the Exchange Offer, please instruct us by completing, executing and returning to us the instruction form that appears on the next page.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Initial Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 P.M., New York City time, on •, 2005, unless extended by the Issuers.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer by CanWest Media Inc. with respect to its Series A 8% Senior Subordinated Notes due 2012.

This will instruct you to tender the principal amount of the Initial Notes held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Prospectus, dated •, 2005, and the related Letter of Transmittal.

Type	Principal Amount Held for Account of Holder(s)	Principal Amount to be Tendered
Series A 8% Senior Subordinated Notes due 2012
* Unless otherwise indicated, the entire aggregate principal amount indicated in the box entitled “Principal Amount Held for Account of Holder(s)” will be tendered.

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